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                                PROXY STATEMENT
        PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934



Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]


Check the Appropriate Box:

[X]  Preliminary Information Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to [ ] 240.14a-11(c) or [ ] 240.14a-12


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                          KELLEY OIL & GAS CORPORATION
                (Name of Registrant as Specified in its Charter)
                                      and
                    (Name of Person Filing Proxy Statement)



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Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed per Exchange Act Rules 14a-6(i)(4) and 0-11

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.




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

                  KELLY OIL LOGO  KELLEY OIL & GAS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1999

To Our Stockholders:

     The Annual Meeting of Stockholders of Kelley Oil & Gas Corporation (the "Company") will be held at the Chase Conference Center on the eleventh floor, 270 Park Avenue (between 47th and 48th Streets), New York, New York 10017, at 10:30 a.m. EDT on Thursday, May 27, 1999. The stockholders will be asked to vote on the following:

          1. The election of a Board of Directors comprised of seven members to serve until their successors have been elected or appointed; and

          2. Any other business matter that may properly come before the meeting.

     Stockholders of record as of the close of business on Monday, April 19, 1999 are entitled to this notice and to vote at the meeting.

     You are cordially invited to attend the meeting. Stockholders who do not expect to attend the meeting in person and stockholders who plan to attend are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. If you attend the meeting, you may vote either in person or by your proxy. The Company values your opinion and encourages your participation. The enclosed proxy is being solicited by the Board of Directors.

                                            John F. Bookout
                                            Chairman of the Board, President
                                            and Chief Executive Officer

Houston, Texas
April 19, 1999

                           KELLEY OIL & GAS CORPORATION

                                PROXY STATEMENT

                          KELLEY OIL & GAS CORPORATION
                              601 JEFFERSON STREET
                                   SUITE 1100
                              HOUSTON, TEXAS 77002
                             ---------------------

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 27, 1999

                               PROXY SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Kelley Oil & Gas Corporation, a Delaware corporation (the "Company"), to be voted at the 1999 Annual Meeting of Stockholders (the "Meeting"). The Meeting will be held in Conference Room A at the Chase Conference Center on the eleventh floor, 270 Park Avenue (between 47th and 48th Streets), New York, New York 10017, at 10:30 a.m. EDT on Thursday, May 27, 1999.

     All properly executed proxies received prior to the Meeting will be voted in accordance with the instructions marked on the proxy cards. If no instructions are made, the shares will be voted by the proxy holders "for" Proposal 1, the election of the nominees to the Board. Management of the Company knows of no other business to be presented for consideration at the Meeting. If any other business matter is properly presented, the proxy holders will have discretionary authority to vote in accordance with their best judgment. A majority of the total shares represented in person or by proxy and entitled to vote at the Meeting is required for any other matter brought to a vote at the Meeting. A stockholder giving a proxy may revoke it at any time by giving written notice to the Secretary of the Company before it is voted, by executing a proxy bearing a later date or by attending the Meeting and voting in person.

     The Company's 1998 Annual Report and the proxy material are being mailed to stockholders on or about April 30, 1999. Upon request, additional proxy materials will be furnished without cost to brokers and other nominees for forwarding to beneficial owners of shares held in their names. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company, without additional compensation, through personal interview, telephone or otherwise. All costs of the solicitation will be borne by the Company.

                         STOCKHOLDERS ENTITLED TO VOTE

     Stockholders of record of the Company's common stock, $.01 par value per share (the "Common Stock") and the Company's $2.625 convertible exchangeable preferred stock (the "Preferred Stock") as of the close of business on Monday, April 19, 1999 are entitled to notice of and to vote at the Meeting. As of March 26, 1999, the Company had outstanding 126,022,235 shares of Common Stock, and 1,733,628 shares of Preferred Stock. Cumulative voting is not allowed in the election of directors or for any other purpose. The Company's bylaws provide that a majority of the outstanding shares entitled to vote and represented in person or by proxy constitute a quorum at the Meeting. A list of stockholders entitled to notice of and vote at the Meeting will be made available during regular business hours at the offices of the Company, 601 Jefferson Street, Suite 1100, Houston, Texas 77002 from April 30, 1999 through May 26, 1999, and at the Meeting, for inspection by any stockholder for any purpose regarding the Meeting.

                       PROPOSAL -- ELECTION OF DIRECTORS

GENERAL

     At the Meeting, seven directors of the Company are to be elected. In accordance with the terms of the agreements covering a two-stage equity investment of $75 million in the Company by Contour Production Company L.L.C. ("Contour"), Messrs. John F. Bookout, Ogden M. Phipps, Michael B. Rothfeld and Ward W. Woods, were added to the Board in February 1996. As of December 31, 1997, Contour completed the two-stage equity investment in the Company on December 1, 1997 and owns 75 million issued shares of the Company's Common Stock, representing 59% of the Company's voting power (the "Contour Transactions"). Messrs. John J. Conklin, Jr., Ralph P. Davidson, and William J. Murray were serving on the Board prior to the Contour Transaction. Mr. Michael
B. Rothfeld resigned effective March 16, 1998, and Mr. Adam P. Godfrey was appointed by the Company's Board of Directors to replace Mr. Rothfeld. Pursuant to an agreement, Contour is required to vote its shares of Common Stock for the election of Mr. Bookout as a director of the Company.

     Except where authority to vote for one or more nominees is withheld, John
F. Bookout and Rick G. Lester, the designated proxy holders, will vote all of the shares represented by an executed proxy for the election of the nominees listed below. The Company expects each of the nominees to be able to serve as a director. If any nominee should become unavailable to serve as a director for any reason presently not known or contemplated, the proxy holders will have discretionary authority to vote for a substitute designated by management.

NOMINEES

     The names of the nominees to the Board, together with biographical information, are set forth below.

     John F. Bookout, age 76, has served the Company as Chairman of the Board, President and Chief Executive Officer since February 1996 in connection with the Contour Transactions. He had served as Chairman of the Board and President of Contour Production Company ("CPC") since its formation in 1993. Before joining CPC as a founder, Mr. Bookout served in positions of increasing responsibility for 38 years at Shell Oil Company, starting in 1950 as a geologist and culminating as President, Chief Executive Officer and a director from 1976 through June 1988. From 1988 through 1993, he served as a member of the Supervisory Board of Royal Dutch Petroleum.

     John J. Conklin, Jr., age 68, has served as a director of the Company or its predecessor since November 1993. Mr. Conklin has been a private investor since his retirement in 1989 as a senior partner of Conklin, Cahill & Co., a member firm of the New York Stock Exchange, where he was active for over 35 years. He has also served as a member of the Board of Governors of the New York Stock Exchange, the Board of Directors of the New York Futures Exchange and the National Market Advisory Board.

     Ralph P. Davidson, age 71, served as Chairman of the Board of the Company from October 1995 through February 1996 and has served as a director of the Company or its predecessor since November 1993. Mr. Davidson provides consulting services to nonprofit organizations as President of Davidson Associates. From 1980 through 1987, he was Chairman of the Board of Time, Inc., where he spent 21 years with Time Magazine in various executive capacities. Mr. Davidson is a member of the Board of Trustees of Phoenix House, the National Council for Adoption, the Emeritus Foundation and The American University in Bulgaria.

     Adam P. Godfrey, age 36, has served as a director of the Company since March 19, 1998, and, since January 1, 1998, he has been the sole shareholder and president of a corporation that serves as a manager of the limited liability company that is the general partner of Bessemer Holdings, L.P. ("Bessemer") and other affiliated investment partnerships including investment partnerships that comprise the BH Group (the "BH Group"). The BH Group owns a majority of the membership interests in Contour. Mr. Godfrey is also the sole shareholder and president of a corporation that is a general partner of Bessemer Partners & Co. ("BPC"), an affiliate of Bessemer. From July 1993 to December 1997, Mr. Godfrey was a principal with

BPC, and a member of the general partner of Bessemer. Mr. Godfrey is a director of several private companies.

     William J. Murray, age 84, has served as a director of the Company or its predecessor since March 1984. Mr. Murray has been an independent petroleum consultant for more than the past five years. He served on the Texas Railroad Commission for 16 years, during six of which he served as Chairman. Mr. Murray currently serves on a number of industry committees, including as Chairman of the Industry Advisory Committee on Natural Gas Ratable Take and Chairman of the Industry Voluntary Allocation Committee.

     Ogden M. Phipps, age 58, has served as a director of the Company since his election in February 1996. He was Chairman of the Board of BSC from 1982 through 1994 and of The Bessemer Group, Incorporated ("BGI") from 1991 through 1994. Mr. Phipps continues to serve as a director of BSC and BGI and is also a manager of Bessemer Securities, LLC ("BSLLC"). BSC is the principal limited partner of Bessemer. BSC and BSLLC are principal limited partners in another partnership in the BH Group. He also serves as a director of several private companies and an officer and director of several nonprofit organizations.

     Ward W. Woods, age 56, has served as a director of the Company since his election in February 1996. Since 1989, he has been the sole stockholder and president of corporations that serve as the managing general partner or principal manager of the general partner of Bessemer and other affiliated investment partnerships including those comprising the BH Group. He is also the sole stockholder and president of a corporation that is a managing general partner of BPC. Mr. Woods is the President and Chief Executive Officer of BSLLC and BSC (which he joined in 1989). He is a director of Boise Cascade Corporation and several private companies.

VOTE REQUIRED

     Nominees receiving a plurality of votes cast at the Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as votes cast for or against any particular director and will not affect the outcome of the election of directors.

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

BOARD AND COMMITTEE MEETINGS

     Since February 16, 1996, the Board has been comprised of Messrs. Conklin, Davidson, Murray, Bookout, Phipps, Woods and in the case of Mr. Rothfeld until March 16, 1998, and since then Mr. Godfrey. During the year, the Board took action on a total of five meetings. No director attended or participated in fewer than 75% of these meetings for which he was eligible.

COMMITTEES AND COMMITTEE MEETINGS

     The Board has Audit, Compensation and Nominating Committees. The assignments to these Committees, since April 1996, are as follows:

            AUDIT                       NOMINATING                    COMPENSATION
          COMMITTEE                      COMMITTEE                      COMMITTEE
          ---------                     ----------                    ------------
Ralph P. Davidson -- Chairman  Ogden M. Phipps -- Chairman    Ward W. Woods -- Chairman
John J. Conklin, Jr.           William J. Murray              John J. Conklin, Jr.
Adam P. Godfrey                Ward W. Woods                  Ralph P. Davidson
                                                              Ogden M. Phipps

     The Audit Committee is charged with various duties relating to the Company's financial reporting obligations. These responsibilities include recommending the appointment of independent auditors to the Board, reviewing the compensation of the auditors, reviewing the scope and results of the annual audit performed by the independent auditors, assuring that proper guidelines are established for the dissemination of financial information, conferring with the auditors to assure the adequate training and supervision of the Company's accounting personnel, meeting periodically with the auditors, the Board and senior management to ensure the adequacy of internal controls and reporting functions and reviewing the Company's consolidated financial statements. The Audit Committee held two meetings during 1998, with all members of the Committee participating in the meetings.

     The Compensation Committee has the authority and responsibility to review the compensation policies of the Company, to administer and approve all elements of compensation for elected corporate officers, to consider and recommend to the Board succession plans for executive officers, and to grant awards to key employees under the Company's incentive and performance plans. The Compensation Committee held two meetings during 1998, with all members of the Committee participating in the meetings.

     The Nominating Committee was formed in 1996 to evaluate the size and composition of the Board and establish guidelines for director qualifications. Any recommendations by stockholders will be considered if received within 120 days prior to the anniversary date of the last annual meeting of stockholders. The selection of all directors will be in accordance with established guidelines. The Nominating Committee met once in 1998, with all of its members participating in the meeting.

COMPENSATION OF DIRECTORS

     The Company's nonmanagement directors receive $3,750 quarterly and $1,000 for each committee meeting attended.

EXECUTIVE OFFICERS

     Set forth below are the names, ages and positions of the current executive officers of the Company. All officers hold office until their successors are duly appointed and qualified.

                                                                                         OFFICER OR
                                                                                         DIRECTOR OF
                                                                                         THE COMPANY
NAME                                AGE                     POSITION                        SINCE
----                                ---                     --------                     -----------
                                          President, Chief Executive Officer and a
John F. Bookout...................  76    Director                                          1996
                                          Senior Vice President -- Exploration and
Dallas D. Laumbach................  62    Production                                        1996
                                          Senior Vice President and Chief Financial
Rick G. Lester....................  47    Officer                                           1998

     John F. Bookout joined the Company as Chairman of the Board, President and Chief Executive Officer in February 1996 upon completion of the Contour Transactions. He served as Chairman of the Board of Contour since its inception in 1993 until February 1996.

     Dallas D. Laumbach has served as Senior Vice President -- Exploration and Production of the Company since February 1996. He served as Senior Vice President of Contour from December 1993 to February 1996. Before joining Contour, Mr. Laumbach served in positions of increasing responsibility at Shell Oil Company, concluding as Manager -- Business Development within the exploration and production segment.

     Rick G. Lester was elected Senior Vice President and Chief Financial Officer by the Board on October 1, 1998. Previously, he was Vice President and Chief Financial Officer of Domain Energy Corporation until its merger into Lomak Petroleum to form Range Resources Corporation. Mr. Lester served in various positions with Tenneco, Inc. and its subsidiaries prior to his tenure at Domain.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

     The following summary compensation table sets forth compensation paid during the last three fiscal years to the Company's Chief Executive Officer and the Company's other executive officers whose compensation exceeded $100,000 during 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                      ANNUAL         COMPENSATION
                                                 COMPENSATION(1)     ------------
                                                ------------------    OPTION/SAR       ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR   SALARY    BONUS(5)    AWARDS(#)     COMPENSATION(2)
---------------------------              ----   -------   --------   ------------   ---------------
David C. Baggett(4)(6).................  1998   126,666    77,334           --            8,284
  Former Senior Vice President and       1997   148,000        --      575,000            9,500
  Chief Financial Officer                1996        --        --           --               --
Thomas E. Baker(7).....................  1998    91,538    76,834       98,000            3,991
  Former General Counsel and             1997   175,000        --           --            9,500
  Corporate Secretary                    1996    80,681        --           --            3,500
John F. Bookout(3).....................  1998   800,000        --           --           10,000
  Chairman, President and CEO            1997   800,000        --           --            8,000
                                         1996   700,000        --           --            2,667
Dallas D. Laumbach(3)..................  1998   190,000        --           --           10,000
  Senior Vice President --               1997   190,000        --           --            9,500
  Exploration and Production             1996   166,250        --      862,500            3,800
Rick G. Lester(6)......................  1998    43,750    50,000      381,000            2,625
  Senior Vice President and
  Chief Financial Officer
William C. Rankin(3,4).................  1997    37,500        --           --          167,063
  Former Senior Vice President and       1996   144,375        --      862,500            3,300
  Chief Financial Officer

---------------

(1) Perquisites and other benefits did not exceed 10% of any named officer's total annual salary and bonus and therefore are excluded.

(2) 1997 and 1996 amounts include matching contributions by the Company to the named executive officer's 401(k) account. Prior to 1996, the Company made annual contributions to the ESOP, on behalf of all employees, in an amount equal to 15% of their cash compensation up to a specified level. See "Employee Section 401(k) and Stock Ownership Plan."

(3) In February 1996, Mr. Bookout was appointed Chairman, President and CEO of the Company. Mr. Laumbach was appointed Senior Vice President -- Exploration and Production, and Mr. Rankin was appointed Senior Vice President and Chief Financial Officer.

(4) In March 1997, Mr. Baggett was appointed Senior Vice President and Chief Financial Officer after Mr. Rankin left the employment of the Company. Mr. Rankin was paid $165,000 in severance payments in accordance with his employment agreement.

(5) Does not include annual performance awards granted in respect of 1997 under the 1997 Annual and Long-Term Incentive-Performance Plan. Awards are based on 1997 performance criteria and were paid in 1998.

(6) In October 1998, Mr. Lester was appointed Senior Vice President and Chief Financial Officer after Mr. Baggett left the employment of the Company.

(7) Mr. Baker resigned as an employee on July 31, 1998 and his option terminated, and as General Counsel and Corporate Secretary on March 3, 1999.

STOCK OPTIONS PLANS

     The Company maintains stock option plans (collectively, the "Stock Option Plans") providing for the authority to grant options intended to be (i) not qualified ("NQSOs") under section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) qualified ("QSOs") under section 422 of the Code or
(iii) either NQSOs or QSOs. Stock Option Plans covering the grant of QSOs only were adopted in 1987 (the "1987 Plan"), 1991 (the "1991 Plan"), 1995 (the "1995
Plan") and 1996 (the "1996 Plan"), covering the grants of options for 500,000 shares, 500,000 shares, 1.5 million shares and 1 million shares, respectively, of Common Stock. In February 1996 a Stock Option Plan covering the grant of NQSOs only (the "1996 NQSO Plan") was adopted in accordance with the terms of the Contour Agreements and provides for the grant of options to purchase a total of 2.5 million shares of Common Stock to senior executives designated by Mr. Bookout.

     In March 1997, the Board of Directors of the Company adopted, subject to stockholder approval, the Company's 1997 Annual and Long-Term Incentive-Performance Plan (the "1997 Plan"). The stockholders of the Company approved the 1997 Plan on May 29, 1997. The 1997 Plan amended the 1996 Plan in its entirety, with effect from January 1, 1997, except as to the 10,000 outstanding grant of options. Awards granted under the 1997 Plan may be (i) annual performance awards ("Annual Performance Awards"); (ii) stock options designated as either NQSOs or QSOs; or (iii) other forms of stock-based performance awards (collectively, (i), (ii) and (iii) referred to as "Awards").The total number of shares authorized for issuance under the 1997 Plan is 4,200,000 shares.

     The exercise price for NQSOs granted under the 1997 Plan and QSOs are fixed either by the Compensation Committee of the Board or the Board at the fair market value of the Common Stock at the time of the grant. Options granted under the 1987, 1991 and 1995 Plans are exercisable during the term of the optionee's employment and three years thereafter for up to ten years from the date of grant. Options granted under the 1996 Plan, the 1996 NQSO Plan, and the 1997 Plan are exercisable after vesting (generally, at the annual rates of 100%, 33 1/3%, 25%, respectively) during the term of the optionee's employment and six months thereafter for up to ten years from the date of grant. The exercise price for options granted under the 1996 NQSO Plan was fixed in the plan. The QSO Plans and 1996 NQSO Plan will terminate upon the earlier of (i) the date on which all shares available for issuance have been issued upon the exercise of options granted thereunder, or (ii) ten years from the date of adoption. Under the 1997 Plan, no award may be granted after May 29, 2001.

     Under the 1987 Plan, options were granted to purchase a total of 185,000 shares of common stock of Kelley Oil Corporation (the Company's predecessor) ("Kelley Oil") at $1.10 per share during 1988 and 315,000 shares at $2.00 per share during 1989. Under the 1991 Plan, options were granted to purchase a total of 219,000 shares of Kelley Oil's common stock at $7 5/8 per share during 1991, 15,000 shares at $7.00 per share during 1993, 266,000 shares of Common Stock at $2 3/8 per share during 1995, and 14,000 shares at $2 3/16 per share. The options granted under the 1991 Plan with an exercise price of $7 5/8 and $7.00 per share were repriced in 1995, to the extent then outstanding, at $4 1/8 per share. Under the 1995 Plan, options to purchase a total of 1,500,000 shares of Common Stock were granted during 1995 at exercise prices ranging from $1 3/4 to $2 3/8 per share. Under the 1996 Plan, options were granted to purchase a total of 20,000 shares of Common Stock at $2 7/8 per share during 1996, and 25,000 shares of Common Stock at $2 9/16 per share in February 1997. Under the 1996 NQSO Plan, options were granted to purchase a total of 2,500,000 shares of Common Stock at the exercise price of $1.00 per share.

     In 1997 under the 1997 Plan, NQSOs were granted to purchase a total of 442,500 shares of Common Stock at prices ranging from $2 9/16 to $3 1/4 per share. In 1998 under the 1997 Plan, NQSOs were granted to purchase a total of 727,000 shares of Common Stock at prices ranging from $0.6875 to $2.21875 per share. In 1998, 1997 and 1996, options were exercised for a total of 272,167 shares; 415,400 shares; and 35,600 shares, respectively, at prices from $1.00 to $2 3/8 per share during 1997. At December 31, 1998, options issued and outstanding to purchase shares of Common Stock under the 1987, 1991, 1996, 1996 NQSO and 1997 Plans were 111,000 shares; 448,205 shares; 1,393,795 shares; 10,000 shares; 1,680,167 shares; and 853,500 shares, respectively, or a total of 4,496,667 shares of Common Stock subject to options under all of the Plans.

     Mr. Bookout has not participated in any of the Stock Option Plans or in the 1997 Plan.

     The following table provides information about NQSOs granted during 1997 under the 1996 NQSO Plan and the 1997 Plan to the following Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                        ---------------------------------------------------     VALUE AT ASSUMED ANNUAL
                         NUMBER OF      % OF TOTAL                               RATES OF STOCK PRICE
                         SECURITIES    OPTIONS/SARS   EXERCISE                     APPRECIATION FOR
                         UNDERLYING     GRANTED TO    OR BASE                       OPTION TERM(1)
                        OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION     -----------------------
         NAME             GRANTED      FISCAL YEAR     ($/SH)       DATE         5% ($)        10% ($)
         ----           ------------   ------------   --------   ----------     ---------     ---------
Rick G. Lester........    381,000(2)      57.64%         1.00    10/19/2008      239,609       607,216
Thomas E. Baker.......     98,000(3)       9.82%       2.2188     7/31/1998(3)   136,748(3)    346,547(3)

---------------

(1) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's future stock price growth, which is dependent on future performance and stock market conditions.

(2) This was granted on October 19, 1998 by the Board in accordance with the 1996 NQSO Plan.

(3) This was granted on March 19, 1998 in accordance with the 1997 Plan; Mr. Baker resigned as an employee on July 31, 1998, and the option terminated on that date.

     The following table sets forth information on stock options exercised in 1998, unexercised stock options held, and option values held by the Named Executive Officers as of December 31, 1998.

                      AGGREGATED OPTION EXERCISES IN 1998
                        AND 1998 YEAR END OPTION VALUES

                                                         NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                            SHARES                      OPTIONS AT YEAR END               YEAR END(1)
                          ACQUIRED ON     VALUE     ---------------------------   ---------------------------
          NAME             EXERCISE      REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------    --------   -----------   -------------   -----------   -------------
David C. Baggett........    191,667       75,239         None           None(2)       N/A            N/A
Thomas E. Baker.........       None          N/A       29,500           None(2)       N/A(3)         N/A
John F. Bookout.........       None          N/A         None           None          N/A            N/A
Dallas D. Laumbach......       None          N/A      575,000        287,500          N/A(3)         N/A(3)
Rick G. Lester..........       None          N/A         None        381,000          N/A            N/A(3)
William C. Rankin.......    287,500(2)   483,615(4)      None           None(2)       N/A            N/A

---------------

(1) Calculated utilizing the closing price of the Common Stock listed on the NASDAQ National Market System on December 31, 1998.

(2) Mr. Rankin left the employment of the Company in March 1997. At such time, 287,500 options had vested. The remaining 575,000 options were forfeited in accordance with the terms and conditions of the NQSO Plan, and those 575,000 options were granted to David C. Baggett on March 20, 1997. Mr. Baggett resigned from the Company on August 31, 1998. At such time, 191,667 options had vested. The remaining 383,333 options were forfeited in accordance with the terms and conditions of the NQSO Plan, and 381,000 options were granted to Mr. Lester. Mr. Baker resigned as an employee on July 31, 1998.

(3) The exercise price exceeded the closing price of the Common Stock at year end.

(4) This value was calculated by subtracting the exercise prices from the closing prices on the NASDAQ National Market System of the underlying Common Stock on the exercise dates. The value reflects the increase in the prices of the Common Stock from the option grant dates to the option exercise dates, but does not reflect actual proceeds received upon the option exercises.

EMPLOYEE SECTION 401(K) AND STOCK OWNERSHIP PLAN

     In 1984 an employee stock ownership plan ("ESOP") was established for the benefit of substantially all of the employees. Effective September 1, 1996, the ESOP was converted into a Section 401(k) Plan (the "401(k) Plan"). All employees are eligible to participate in the 401(k) Plan. The Company previously contributed to the ESOP an annual amount equal to 15% of each employee's compensation (up to a specified level) to enable the ESOP to purchase qualifying securities for the accounts of employees. Qualifying securities were allocated to employees' accounts in the ESOP in amounts that were proportionate to the ESOP's repayment of borrowings incurred to purchase those securities, all of which are currently allocated following repayment of ESOP borrowings in 1995.

     Employees become fully vested in their accounts in the 401(k) Plan after two years of service. Prior to converting the ESOP into a Section 401(k) Plan, the ESOP held Preferred Stock which the Board redeemed in exchange for the same number of shares of Common Stock. Effective with the conversion of the ESOP into a Section 401(k) Plan, participants have the opportunity to invest their accounts in various mutual funds and in Common Stock. The Company matches 100% of the employees' contributions to the 401(k) Plan in an amount up to 6% of the employee's salary, subject to limits required by the Code.

EMPLOYMENT AGREEMENTS

     In connection with the Contour Transactions, the Company entered into three-year employment agreements with John F. Bookout and Dallas D. Laumbach at base salaries of $800,000 and $190,000, respectively. In October 1998, the Company entered into a one-year evergreen employment agreement with Rick G. Lester at a base salary of $175,000 and an initial bonus of $50,000. Each of the agreements provides for a lump sum severance payment if the covered executive is terminated by the Company without cause or as otherwise permitted, as defined in the agreements. The severance payment would be equal to one year's compensation as defined in the respective agreements, except that Mr. Bookout would be entitled to a payment covering the balance of the three-year term, Mr. Lester's severance payment would be equal to one year's salary if terminated prior to one year, and in the case of a change of control, eighteen months' salary plus annual performance awards as defined in the agreement. Each of the agreements provides for various other benefits and for indemnification of the covered executive under certain conditions. In 1999, the Board extended the agreement with Mr. Bookout for an additional three-year term on the same compensation terms.

CHANGE OF CONTROL AGREEMENTS AND SEVERANCE PAYMENTS

     In November 1995, the Company entered into change of control agreements with 16 management and professional personnel, entitling them to severance benefits in the event their employment with the Company was terminated prior to February 15, 1998. For this purpose, the Contour Transactions constituted a change of control. The severance benefits amount to salary continuation for twelve months, based on the employee's highest compensation rate during the two years prior to termination, for all covered employees other than three specified persons, who were entitled upon termination of employment to salary continuation for periods of 36, 24 and 18 months, respectively. Pursuant to the employment agreement with Mr. Rankin, the Company became obligated upon his departure in 1997 to make payments to him of $165,000 in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the directors serving on the Board's Compensation Committee (the "Committee") has ever served as an officer or employee of the Company or any of its subsidiaries, and are not eligible to participate in the 1997 Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation Policy. In 1996, Deloitte & Touche LLP's Performance Management and Compensation Group ("D&T PMC Group") was retained to review the competitiveness of the Company's current compensation program ("Compensation Review") including various comparisons by specific positions with a representative peer group, consisting of base salary, annual incentives, long-term incentives, retirement benefits and non-qualified deferred compensation. Upon consideration of the Compensation Review, the Committee requested D&T PMC Group to design an annual and long-term incentive plan which would permit the Company to be competitive with industry peers and linked to corporate, team and individual performances. D&T PMC Group then in consultation with the Committee developed the 1997 Annual and Long-Term Incentive-Performance Plan (the "1997 Plan"), which was approved by the Committee and recommended to the Board for its approval, subject to stockholder approval. As previously mentioned, the 1997 Plan was approved on May 29, 1997 by stockholders.

     The Committee's goal is to maintain executive compensation at levels that are competitive with industry peers and linked to corporate performance; nevertheless it recognizes that the actual compensation in any particular year may be above or below published rates for competitors. In addition, due to the volatility of the energy industry, the Company's compensation levels from year to year may not correlate directly with various corporate performance measures in a particular year. The Committee believes, however, that the Company's 1997 Plan enables it to balance the relationship between compensation and performance in the best interests of the stockholders.

     Salary Determinations. The salaries for Messrs. Bookout and Laumbach were established in contracts executed pursuant to the terms and conditions in the initial Contour Transaction. The salary for Mr. Lester in 1998 was established in his employment contract approved by the Committee, and the salary for Mr. Baker was set by the Committee in July 1996 at the time of his retention. There have been no other changes by the Committee or otherwise to the Company's Named Executive Officers' salaries subsequent to the initial Contour Transaction.

     Incentive-Performance Recommendations. The Committee, in accordance with the 1997 Plan, approved the specific individual NQSO grants and annual cash incentive-performance awards in 1997, including specific criteria to be used in determining the amounts of 1997 cash incentive-performance awards which were paid in 1998. There have been no other bonuses paid to the Named Executive Officers in 1998. In 1998 in accordance with the 1997 Plan, the Committee approved the specific individual NQSO grants and annual cash incentive-performance awards, including specific criteria to be used in determining the amounts of 1998 awards. Since the threshold criteria was not met in 1998, no annual cash incentive-performance award payments have been authorized.

     This report has been approved by Ward W. Woods, Chairman, John J. Conklin, Jr., Ralph P. Davidson and Ogden M. Phipps, comprising all of the members of the Compensation Committee.

                            STOCK PERFORMANCE CHART

     The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor's 500 Composite Stock Price Index, the peer group and the prior peer group. This chart was prepared by using data provided by the Compustat division of Standard & Poor, and is based on the following assumptions that $100 was invested at the close of trading on the last trading day preceding the first day of 1994, and the reinvestment of dividends. The companies in the peer group, the Morgan Stanley, Inc. median gas independent peer group, have been modified to exclude Wainoco Oil Corp. (who has significant activities other than exploration and production).
Stock Performance Chart

               Measurement Period
             (Fiscal Year Covered)                      KOGC           S & P 500         Peer Group
1994                                                         38.16            101.32             87.71
1995                                                         13.81            139.40            102.04
1996                                                         25.65            171.40            170.28
1997                                                         23.02            228.59            129.90
1998                                                         14.48            293.91             78.78

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of April 2, 1999 with respect to the persons other than the 401(k) Plan known by the Company to own beneficially more than five percent of any class of its capital stock.

                                      NAME AND ADDRESS               AMOUNT AND NATURE      PERCENTAGE
       TITLE OF CLASS                OF BENEFICIAL OWNER          OF BENEFICIAL OWNERSHIP    OF CLASS
       --------------                -------------------          -----------------------   ----------
Common Stock................  Bessemer Holdings, L.P. and               72,144,048             59.4%
                              Contour Production Company L.L.C.
                              630 Fifth Avenue
                              New York, New York 10111

     Bessemer Holdings, L.P. ("Bessemer") owns a majority of the membership interests in Contour. Based on a Statement on Schedule 13-D filed with the SEC, Contour and Bessemer are each deemed to beneficially own the shares of Common Stock held of record by Contour. As of April 2, 1999, those shares represented 56.8% of the Company's total voting power. Bevairohn, Ltd., a partnership controlled by John F. Bookout, Chairman, President and CEO of the Company, and six other investment partnerships having the same general partner as Bessemer own the remaining interests in Contour and may be deemed to beneficially own the Common Stock held by Contour. Contour has agreed, subject to certain limitations, to vote for the election of Mr. Bookout as a director of the Company.

     The following table sets forth information as of March 31, 1999 with respect to the Company's Common Stock and its Preferred Stock beneficially owned, directly or indirectly, by each of the Company's directors, by the Named Executive Officers during 1998 and by all of its directors and Named Executive Officers as a group.

                                                        COMMON     PERCENT    PREFERRED     PERCENT
NAME OF BENEFICIAL OWNER                               STOCK(1)    OF CLASS     STOCK     OF CLASS(3)
------------------------                               ---------   --------   ---------   -----------
David C. Baggett(6)..................................         --       --          --          --
Thomas E. Baker(7)...................................         --       --          --          --
John F. Bookout(2)(5)................................         --       --          --          --
John J. Conklin, Jr. ................................     71,037     0.06          --          --
Ralph P. Davidson(3).................................    154,862     0.12          --          --
Adam P. Godfrey(2)...................................         --       --          --          --
Dallas D. Laumbach(1)................................    862,500     0.69          --          --
Rick G. Lester.......................................         --       --          --          --
William J. Murray(4).................................     81,805     0.07       2,000         .11
Ogden M. Phipps(2)...................................         --       --          --          --
William C. Rankin(6).................................         --       --          --          --
Ward W. Woods(2).....................................         --       --          --          --
All current directors and Named Executive Officers as
  a group (12 persons)(1)............................  1,170,204     0.86       2,000         .11

---------------

(1) Represents shares of Common Stock owned directly and indirectly as indicated below, including shares subject to vested options under the 1996 NQSO Plan as follows: Mr. Laumbach, 862,500.

(2) Excludes 72,144,048 shares of Common Stock held by Contour, in which Messrs. Bookout, Godfrey and Woods and partnerships controlled by Mr. Bookout have an indirect interest, and as to which each of Messrs. Godfrey and Woods have disclaimed beneficial ownership.

(3) Includes 122,253 shares of Common Stock held by Mr. Davidson's wife and 609 shares of Common Stock held by his daughter.

(4) Includes 2,000 shares of Preferred Stock held in Mr. Murray's defined benefit pension plan.

(5) Excludes 2,855,952 shares of Common Stock (2.3% of class) held by JFB Squared, Ltd., in which Mr. Bookout has sole voting power.

(6) Mr. Baggett and Mr. Rankin left the Company in August 1998 and March 1997, respectively.

(7) Mr. Baker resigned as an employee of the Company in July 1998.

                           RELATED PARTY TRANSACTION

     In connection with the Contour Transactions, the Company entered into an agreement (the "Advisory Agreement") with BPC, providing for the engagement of BPC to provide the Company with financial advisory services for a term expiring at the end of 1998. Under the Advisory Agreement, BPC assisted the Company in arranging a new credit facility and negotiating the related agreements. BPC has also agreed to assist the Company in restructuring its current capital structure. For its services under the Advisory Agreement, BPC received in 1996 an advisory fee of $2 million at the closing of the Contour Transactions and $500,000 received in each of December 1996, 1997 and 1998. In addition, BPC is entitled to reimbursement of expenses incurred in connection with rendering advisory services. The Company has also agreed to indemnify BPC and its affiliates against certain liabilities under the Advisory Agreement. As previously mentioned, Mr. Woods is the sole stockholder and president of a corporation that is the managing general partner of BPC, and Mr. Godfrey is the sole stockholder and president of a corporation that is a general partner of BPC. Upon satisfaction of certain conditions, the Company intends to execute a similar advisory agreement with BPC for annual financial advisory services and containing the same annual remuneration arrangements.

     It is the policy of the Company to structure any transactions between the Company and its officers, directors, principal stockholders or other affiliates only on terms no less favorable to the Company than terms that could be obtained on an arms length basis from unrelated parties and only upon approval by a majority of the Company's independent and disinterested directors.

          SECTION 16(a) BENEFICIAL OWNERSHIP AND REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of common stock and other equity securities of the Company. Based on a review of reports and information provided to the Company by executive officers, directors and greater than 10% stockholders, the Company believes all reports required to be filed in 1998 were timely filed, except, as a result of an administrative oversight, one report for Mr. Conklin was filed shortly after the prescribed filing date.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP ("D&T") is engaged as the Company's independent public accountant to audit its financial statements. D&T has audited the financial statements of the Company for the years ended December 31, 1995, 1996, 1997, and 1998. Stockholder ratification of the appointment of auditors is not required. D&T will be represented at the Meeting, will have the opportunity to make statements, and will be available to respond to appropriate questions.

                           PROPOSALS BY STOCKHOLDERS

     In accordance with rules of the Securities and Exchange Commission, stockholders of the Company may present proposals to the Company for inclusion in its proxy statement prepared in connection with the next regular annual meeting of stockholders. Proposals to be included in that proxy statement must be received by the Company no later than January 31, 2000 in order to be considered for inclusion.

                                 OTHER MATTERS

     The Board knows of no business other than the matters discussed in this Proxy Statement that properly may be, or is likely to be, brought before the Meeting. In the event any other business is properly brought before the Meeting, however, the proxyholder will vote in accordance with his best judgment on those matters.

                                            John F. Bookout
                                            Chairman of the Board, President
                                            and Chief Executive Officer

Houston, Texas
April 19, 1999

-------------------------------------------------------------------------------

This proxy, when properly executed, will be voted in the manner specified by the undersigned stockholder. If no direction is made, this proxy will be voted for all nominees.

                                                       Please mark         [X]
                                                       your vote as
                                                       indicated in
                                                       this example

ELECTION OF DIRECTORS:      IMPORTANT:  To withhold authority to vote for any
                                        individual nominee, strike a line
                                        through the nominee's name in the list
                                        below.

FOR all nominees              WITHHOLD
listed to the right           AUTHORITY
(except as marked         to vote for all nominees
 to the contrary)            located to the right
    [ ]                         [ ]


John F. Bookout                              Adam P. Godfrey
John J. Conklin, Jr.                         William J. Murray
Ralph P. Davidson                            Ogden M. Phipps
                         Ward W. Woods


In their discretion, the Proxies are authorized to vote upon any other matters that may properly come before the meeting.



                                        Please sign exactly as name appears
                                        hereon. When shares are held by joint
                                        tenants, both should sign. When signing
                                        as attorney, executor, administrator
                                        trustee, guardian or officer, please
                                        give full title as such. If a
                                        corporation, please sign in full
                                        corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

                                        DATED:                        , 1999
                                              -----------------------

                                        ---------------------------------------
                                        Signature

                                        ---------------------------------------
                                        Signature if held jointly

Please mark, sign, date and promptly return the proxy using the enclosed envelope.

===============================================================================
                             FOLD AND DETACH HERE



                         KELLEY OIL & GAS CORPORATION
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1999

To Our Stockholders:

     The Annual Meeting of Stockholders of Kelley Oil & Gas Corporation will be held at the Chase Conference Center on the eleventh floor in Conference Room A at 270 Park Avenue (between 47th and 48th Streets), New York, New York 10017, at 10:30 a.m. EDT on Thursday, May 27, 1999.

     You are cordially invited to attend the meeting. Stockholders who do not expect to attend the meeting in person are requested to complete, date and sign the above proxy card and return it promptly in the envelope provided. If you attend the meeting, you may vote either in person or by your proxy. The Company values your opinion and encourages your participation.

-------------------------------------------------------------------------------

                                     PROXY

                         KELLEY OIL & GAS CORPORATION
                        601 JEFFERSON STREET, SUITE 110
                              HOUSTON, TEXAS 77002
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints John F. Bookout and Rick G. Lester, and each of them, the proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote as designated hereon, all the shares of capital stock of Kelley Oil & Gas Corporation held of record by the undersigned on April 19, 1999 at the Annual Meeting of Stockholders to be held on May 27, 1999 or any adjournment thereof.

===============================================================================
                             FOLD AND DETACH HERE